Exhibit 99.1

Kaplan Commitment Offers Debt-Free Trial For Students

Program will also benefit federal student loan program

CHICAGO, September 27, 2010—Kaplan Higher Education today unveiled its “Kaplan Commitment” program, which will allow prospective students to attend classes for an introductory period worry free, without paying tuition.

Under the new program, students of Kaplan University, Kaplan College or other Kaplan Higher Education schools enroll in classes for several weeks and assess whether the Kaplan coursework meets their educational needs before making a financial commitment. Kaplan will also conduct academic assessments to help determine whether students are likely to be successful in their chosen course of study.

Students who choose to withdraw from the program during this time frame or students who do not pass the academic evaluation will not have to pay for the coursework, and the U.S. Department of Education will not be obligated to make loans or provide other financial assistance. The Kaplan Commitment will help add a new level of stability and predictability to the complicated process of higher education.

“This innovative program reinforces Kaplan’s genuine commitment to students, ensuring that they make an informed, educated decision when they enroll in Kaplan programs,” said Jeffrey J. Conlon, chief executive officer of Kaplan Higher Education. “Kaplan wants its students to be completely confident that the choice to pursue higher education is the right one.”

The new program will be operational by the end of the year, following appropriate regulatory and accreditation review.

The unique program benefits students and the federal government:

•	It will allow students to experience Kaplan courses, as well as give them time to assess the coursework and accurately evaluate its demands on their current work and family commitments.

•	The provisional admittance program will also lower the risk that the federal government lends money unnecessarily to students with a low chance of success in the rigorous Kaplan learning environment.

About Kaplan Higher Education

Kaplan Higher Education serves more than 112,000 students through 70-plus campus-based schools and online operations across the United States. Its online institutions include Kaplan University and Concord Law School of Kaplan University. Kaplan Higher Education schools offer a spectrum of academic opportunities, from certificates and diplomas to graduate and professional degrees, including a juris doctor degree. Kaplan Higher Education is part of Kaplan, Inc., a leading international provider of educational and career services for individuals, schools and businesses. Kaplan serves students of all ages through a wide array of offerings including higher education, test preparation, professional training and programs for kids in grades K through 12. Kaplan, Inc., is a subsidiary of The Washington Post Company (NYSE: WPO), and its largest and fastest-growing division. For more information, visit www.portal.kaplan.edu.

Press Contact:

Ron Iori

312.385.1215

313.529.2446

riori@kaplan.edu